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                                                               Exhibit 11(g)(12)


                            [INVACARE LETTERHEAD]



                                                                    May 21, 1997


Mr. Parker H. Petit
Chairman
Healthdyne Technologies, Inc.
Kennestone Circle
Marietta, GA 30066

Dear Mr. Petit:

              I would like to reiterate my suggestion that you and I find a way to avoid expensive and contentious litigation and other needless costs and promptly meet to discuss a transaction we can both support.

              As we have stated repeatedly, in the context of a negotiated transaction, we would be prepared to discuss all aspects of our offer fully, including, if Healthdyne's management is able to substantiate additional value to our satisfaction, our offer price.

              Of course, if you should decide to conduct discussions regarding a potential acquisition or strategic combination involving Healthdyne with any other party, we would expect to be included in that process and believe your board's fiduciary duties to the Healthdyne shareholders would mandate our inclusion. We note that we have seen no public indications of any other party interested in a transaction at the level of our offer or otherwise, and we continue to presume based on your lack of disclosure to the contrary that you have not had discussions with any such parties.

              Our goal is, as it has always been, to engage in a transaction on terms that bring value to the shareholders of both Invacare and Healthdyne. Since you believe our offer does not accomplish this, I once again invite you to sit down with me to discuss a transaction which you would be willing to recommend to your shareholders.


                                                   Sincerely,

                                                   /s/ A. Malachi Mixon, III

                                                   A. Malachi Mixon, III
                                                   Chairman of the Board &
                                                   Chief Executive Officer